Exhibit 5.1 Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE NEW YORK, NY 10017-3954
_____________ TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

February 12, 2021

Apria, Inc.

7353 Company Drive

Indianapolis, Indiana 46237

Ladies and Gentlemen:

We have acted as counsel to Apria, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to an aggregate of up to shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), consisting of (1) up to 3,912,324 shares of Common Stock (the “2021 Plan Shares”) that may be issued by the Company pursuant to the Apria, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”) and (2) up to 3,766,228 shares of Common Stock (the “2015 Plan Shares” and, together with the 2021 Plan Shares, the “Shares”) that may be issued by the Company upon settlement of outstanding stock appreciation rights granted pursuant to the Apria, Inc. 2015 Stock Plan (the “2015 Plan” and, together with the 2021 Plan, the “Plans”).

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company and the Plans, each of which have been filed with the Commission as exhibits to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Apria, Inc.	- 2 -	February 12, 2021

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Amended Certificate is filed with the Secretary of State for the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance of any of the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP